NEWS RELEASE

Jeff Dahncke
Public Relations
914-767-7690
jeff.dahncke@pepsi.com

Mary Winn Settino
Investor Relations
914-767-7216
marywinn.settino@pepsi.com

George Sard/David Reno/Brooke Gordon
Sard Verbinnen & Co
212-687-8080
bgordon@sardverb.com

THE PEPSI BOTTLING GROUP REJECTS PEPSICO ACQUISITION PROPOSAL

SOMERS, NY, May 4, 2009 – The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced that its Board of Directors has rejected as grossly inadequate a proposal by PepsiCo (NYSE: PEP) to acquire all outstanding shares of common stock of PBG not owned by PepsiCo for a combination of cash and PepsiCo common stock. The Board acted based on the unanimous recommendation of a Special Committee of the Board comprised of independent directors. The Special Committee was advised by Morgan Stanley and Cravath, Swaine & Moore.

The PBG Board today sent the following letter to PepsiCo Chairman and CEO Indra Nooyi:

May 4, 2009

Indra Nooyi
Chairman and Chief Executive Officer
PepsiCo
700 Anderson Hill Road
Purchase, NY 10577

Dear Indra:

We are writing to respond to your proposal of April 19 to acquire all of the outstanding shares of common stock of The Pepsi Bottling Group, Inc. (“PBG”) not owned by PepsiCo. A Special Committee of the Board of Directors of PBG (“the Special Committee”), comprised entirely of independent directors, has carefully reviewed your proposal with the assistance of independent financial and legal advisors. Based on the unanimous recommendation of the Special Committee, the Board of Directors of PBG has concluded that the proposal is grossly inadequate and not in the best interests of PBG and its stockholders.

PepsiCo’s proposal substantially undervalues PBG for many reasons, including:

•	Opportunistic Timing: Your proposal was made shortly before the public release of PBG’s strong first quarter 2009 earnings on April 22. As you know, PBG exceeded Wall Street expectations for the quarter, raised its full-year guidance for earnings per share and operating free cash flow, and provided details of its plans to achieve over $250 million in cost and productivity savings in 2009 on a standalone basis.

•	Inadequate Value: The value of your proposal is substantially below PBG’s intrinsic value, as well as the value that would be implied by comparable transactions. Your offer is at virtually no premium to market given PBG’s first quarter earnings and upward revision to full-year EPS and operating free cash flow guidance. Transaction premiums, especially those including cash consideration, have been very substantial since the market dislocation last September.

•	Understated Synergies: We believe you have substantially understated the synergies that would be available through the combination you have proposed. As you know, PBG has thoroughly analyzed the savings and efficiencies that could be achieved through a transformation of the Pepsi system. Based on our analysis, we are confident that readily achievable synergies are multiples of the $200 million you referenced.

PBG values its longstanding relationship with PepsiCo, but the PBG Board will not agree to a proposal which does not reflect the true value of PBG. Accordingly, based on the Special Committee’s unanimous recommendation, the Board has taken customary steps to protect PBG and its stockholders from opportunistic acquisition attempts.

We remain confident that PBG’s continuing efforts to strengthen its brand portfolio, further improve its performance through operational excellence, and capitalize on geographic growth opportunities position PBG to create substantial value well into the future.

Sincerely,

Eric J. Foss	Ira D. Hall
Chairman of the Board and CEO	Chairman, Special Committee of the Board of Directors
The Pepsi Bottling Group, Inc.	The Pepsi Bottling Group, Inc.

PBG also announced that its Board has approved adoption of a stockholder rights plan, retention arrangements for certain key employees and amendments to PBG’s bylaws regarding notice and informational requirements for stockholder actions.  Further information will be filed on Form 8-K with the SEC.

About PBG
The Pepsi Bottling Group, Inc. (www.pbg.com) is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. With approximately 67,000 employees and annual sales of nearly $14 billion, PBG has operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. For more information, please visit www.pbg.com.

Forward-Looking Statement
Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 27, 2008.